Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree, as of August 23, 2024, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Bolt Projects Holdings, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

By:	/s/ Garth Timoll, Sr
Name: Garth Timoll, Sr. as an Authorized Signatory each of Top Tier Venture Capital VII Holdings, Top Tier Venture Velocity Fund, L.P., TTBSP, L.P.-Opportunity Series, TTCP Co-Invest Overage Fund IX, L.P., Top Tier Capital Partners, LLC, Top Tier Venture Capital VII Management, LLC, Top Tier Venture Velocity Management, LLC, Top Tier Feeder Management, LLC and TTCP Co-Invest Overage Fund IX Management, LLC.

Top Tier Capital Partners, LLC is the Manager for Top Tier Venture Capital VII Management, LLC, which is the General Partner of Top Tier Venture Capital VII, L.P., which is the Authorized Partner of Top Tier Venture Capital VII Holdings. Top Tier Capital Partners, LLC is the Manager of Top Tier Venture Velocity Management, LLC, which is the General Partner of Top Tier Venture Velocity Fund, L.P. Top Tier Capital Partners, LLC is the Manager of Top Tier Feeder Management, LLC, which is the General Partner of TTBSP, L.P.-Opportunity Series. Top Tier Capital Partners, LLC is the Manager of TTCP Co-Invest Overage Fund IX Management, LLC, which is the General Partner of TTCP Co-Invest Overage Fund IX, L.P.

/s/ Garth Timoll, Sr
By:	Garth Timoll, Sr.

/s/ Jessica Archibald
By:	Jessica Archibald

/s/ Eric Fitzgerald
By:	Eric Fitzgerald

/s/ David York
By:	David York

Date:	August 23, 2024